Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

BANNER CORPORATION

and

SIUSLAW FINANCIAL GROUP, INC.

Dated as of August 7, 2014

3.27	Fiduciary Business	24
3.28	Books and Records	24
3.29	Indemnification	24
3.30	Representations Not Misleading	24

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BANNER
4.1	Corporate Organization	24
4.2	Capitalization	25
4.3	Authority; No Violation	26
4.4	Consents and Approvals	27
4.5	Reports	27
4.6	Financial Statements, Accounting and Internal Controls	27
4.7	Broker’s Fees	28
4.8	Absence of Certain Changes or Events	29
4.9	Legal Proceedings	29
4.10	Taxes and Tax Returns	29
4.11	Employees	30
4.12	SEC Reports	32
4.13	Compliance with Applicable Law	32
4.14	Agreements with Regulatory Agencies	33
4.15	Risk Management Instruments	33
4.16	Environmental Matters	34
4.17	Investment Securities and Commodities	34
4.18	Real Property	34
4.19	Intellectual Property	34
4.20	Reorganization	35
4.21	Opinion of Financial Advisor	35
4.22	Banner Information	35
4.23	Loans	35
4.24	Insurance	36
4.25	Ownership of Siuslaw Common Stock	36
4.26	Representations Not Misleading	36

ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Siuslaw Conduct of Businesses Prior to the Effective Time	36
5.2	Siuslaw Forbearances	36
5.3	Banner Conduct of Business Prior to the Effective Time	40
5.4	Banner Forbearances	40

ARTICLE VI - ADDITIONAL AGREEMENTS
6.1	Regulatory Matters	41
6.2	Access to Information; Current Information	42
6.3	Shareholder Meeting	44
6.4	Reservation of Banner Common Stock; Nasdaq Listing	44
6.5	Employee Matters	44
6.6	Officers’ and Directors’ Insurance; Indemnification	46
6.7	No Solicitation	47
6.8	Notification of Certain Matters	49

6.9	Correction of Information	49
6.10	System Integration	49
6.11	Coordination; Integration	49
6.12	Trust Preferred Securities	49
6.13	Delivery of Agreements	50

ARTICLE VII - CONDITIONS PRECEDENT
7.1	Conditions to Each Party's Obligations	50
7.2	Conditions to Obligations of Banner	50
7.3	Conditions to Obligations of Siuslaw	51

ARTICLE VIII - TERMINATION AND AMENDMENT
8.1	Termination	52
8.2	Effect of Termination	53
8.3	Fees and Expenses	53
8.4	Termination Fee	54
8.5	Amendment	54
8.6	Extension; Waiver	54

ARTICLE IX - GENERAL PROVISIONS
9.1	Closing	55
9.2	Nonsurvival of Representations, Warranties and Agreements	55
9.3	Notices	55
9.4	Interpretation	56
9.5	Counterparts	56
9.6	Entire Agreement	56
9.7	Governing Law	56
9.8	Publicity	57
9.9	Assignment; Third Party Beneficiaries	57
9.10	Specific Performance; Time of the Essence	57

SIGNATURES		58

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Non Solicitation Agreement
Exhibit C	Form of Plan of Bank Merger

INDEX OF DEFINED TERMS

Definition	Page

Acceptable Confidentiality Agreement	48
Acquisition Proposal	48
Agreement	1
Articles of Merger	2
Bank Merger	4
Bank Merger Certificates	4
Bank Plan of Merger	4
Banner	1
Banner Average Closing Price	7
Banner Benefit Plans	30
Banner Bylaws	25
Banner Charter	25
Banner Common Stock	2
Banner Disclosure Schedule	24
Banner ERISA Affiliate	30
Banner Leased Properties	34
Banner Owned Properties	34
Banner Qualified Plans	30
Banner Real Property	34
Banner Regulatory Agreement	33
Banner Reports	32
Banner Restricted Stock Award	25
Banner Stock Options	25
Banner Stock Plans	25
Banner Subsidiary	25
BHC Act	8
BOLI	20
Cancelled Shares	3
Certificate	3
Change in Recommendation	48
Claim	47
Closing	55
Closing Date	55
Code	1
Confidentiality Agreement	44
Covered Employees	44
DFI	10
Dissenting Shares	3
DPC Common Shares	3
Effective Time	2
Enforceability Exception	10
Environmental Laws	20
ERISA	15
Exchange Act	11
Exchange Agent	5
Exchange Agent Agreement	5
Exchange Fund	5
Exchange Ratio	3
FDIC	9
Federal Reserve Board	10

v

FHLB	9
Form S-4	11
GAAP	8
Governmental Entity	11
Insurance Amount	46
Intellectual Property	21
IRS	14
Letter of Transmittal	5
Liens	9
Loans	22
Material Adverse Effect	8
Merger	1
Merger Consideration	3
Multiemployer Plan	16
Multiple Employer Plan	16
Nasdaq	7
Non-Solicitation Agreement	1
OBCA	2
Oregon Division	11
Oregon Secretary	2
ORS	3
Parties	1
Permitted Encumbrances	21
Proxy Statement	11
Regulatory Agencies	11
Requisite Regulatory Approvals	51
SEC	11
Securities Act	11
Siuslaw	1
Siuslaw Bank Call Reports	12
Siuslaw Bank General Severance Plan	46
Siuslaw Benefit Plans	15
Siuslaw Board Recommendation	44
Siuslaw Bylaws	8
Siuslaw Charter	8
Siuslaw Common Stock	2
Siuslaw Confidential Information	47
Siuslaw Contract	19
Siuslaw Disclosure Schedule	7
Siuslaw ERISA Affiliate	15
Suislaw Financial Statements	12
Siuslaw Indemnified Party	47
Siuslaw Individuals	47
Siuslaw Leased Properties	21
Siuslaw Owned Properties	20
Siuslaw Preferred Stock	9
Siuslaw Qualified Plans	15
Siuslaw Real Property	21
Siuslaw Regulatory Agreement	19
Siuslaw Representatives	47
Siuslaw Shareholder Approval	10
Siuslaw Shareholder Meeting	44
Siuslaw Subsidiary	8

SRO	11
Subsidiary	8
Superior Proposal	49
Surviving Bank	4
Surviving Company	1
Takeover Statutes	22
TARP Warrant	25
Tax	14
Tax Return	15
Taxes	14
Termination Fee	54
Treasury	1
Trust Account Common Shares	3
Trust Preferred Securities	49
Unduly Burdensome Condition	51
Voting Agreement	1
Washington Secretary	2
WBCA	2

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 7, 2014 (this “Agreement”), by and between Banner Corporation, a Washington corporation (“Banner”), and Siuslaw Financial Group, Inc., an Oregon Corporation (“Siuslaw”, and together with Banner, the “Parties”).

RECITALS

A.           The Boards of Directors of the Parties have determined that it is advisable and in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement in which Siuslaw will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Banner (the “Merger”), with Banner as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

B.           As a condition to the willingness of Banner to enter into this Agreement, all of the directors and executive officers of Siuslaw have entered into voting agreements (each a “Voting Agreement”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with Banner.

C.           As a condition to the willingness of Banner to enter into this Agreement, all of the directors and executive officers of Siuslaw have entered into resignation (in the case of directors only), non-solicitation and confidentiality agreements (each a “Non-Solicitation Agreement”), substantially in the form attached hereto as Exhibit B, dated as of the date hereof but effective upon consummation of the Merger, with Banner.

D.           The Parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” within the meaning of United States Department of Treasury (“Treasury”) Regulations section 1.368-2(g).

E.           The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1           The Merger.

(a)           Subject to the terms and conditions of this Agreement, in accordance with the Washington Business Corporation Act (“WBCA”) and the Oregon Business Corporation Act (“OBCA”), at the Effective Time (as defined in Section 1.2), Siuslaw shall merge with and into Banner. Banner shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Washington. As of the Effective Time, the separate corporate existence of Siuslaw shall cease.

(b)           Subject to the consent of Siuslaw, which shall not be unreasonably withheld or delayed, Banner may at any time change the method of effecting the combination (including by providing for the merger of a wholly owned subsidiary of Banner with Siuslaw) if and to the extent requested by Banner; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 1.4(b)) to be received by the shareholders of Siuslaw, (ii) adversely affect the tax consequences of the Merger to the shareholders of Siuslaw or the tax treatment of either party pursuant to this Agreement or (iii) impede or materially delay consummation of the transactions contemplated by this Agreement.

1.2           Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing (as defined in Section 9.1), the Parties shall execute, and Banner shall cause to be filed with the Secretary of State of the State of Washington (the “Washington Secretary”) and the Secretary of State of the State of Oregon (the “Oregon Secretary”) articles of merger as provided in the WBCA and OBCA (collectively the “Articles of Merger”) and a short form plan of merger, if applicable. The Merger shall become effective at such time as designated in the Articles of Merger or if no time is designated at the time of filing with the Washington Secretary (the “Effective Time”).

1.3           Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the WBCA and the OBCA.

1.4           Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Siuslaw, Banner or the holders of any of the following securities:

(a)           Each share of common stock, $0.01 value, of Banner (“Banner Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Company.

(b)      Subject to Sections 1.4(c), 1.4(d) and 1.4(e), each share of common stock, $1.00 par value, of Siuslaw (“Siuslaw Common Stock”) issued and outstanding immediately prior to the Effective Time (which shall consist of the 3,992,937 shares of Siuslaw Common Stock outstanding on the date hereof and 102,484 shares of Siuslaw Preferred Stock (as defined in Section 3.2(a)) outstanding on the date hereof that are automatically converted to 102,484 shares of Siuslaw Common Stock prior to the Effective Time)), including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(c)), but excluding any Cancelled Shares (as defined Section 1.4(c) and Dissenting Shares (as defined in Section 1.4(e)), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive $1.41622 in cash without interest plus 0.32231 (the “Exchange Ratio”) of a share of Banner Common Stock (collectively the “Merger Consideration”).  All of the shares of Siuslaw Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Siuslaw Common Stock (each, a “Certificate”), (it being understood that any reference to “Certificate” shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of Siuslaw Common Stock, and it being further understood that provisions herein relating to Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agent’s message” to the Exchange Agent (as defined in Section 2.1) or such other similar evidence of transfer as the Exchange Agent may reasonably request), shall thereafter represent only the right to receive the Merger Consideration and/or any cash in lieu of a fractional share interest into which the shares of Siuslaw Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends as provided in Section 2.3(c).

(c)           All shares of Siuslaw Common Stock that are owned immediately prior to the Effective Time by Siuslaw or Banner (other than shares of Siuslaw Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Siuslaw Common Stock held, directly or indirectly, by Siuslaw or Banner in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of Banner or other consideration shall be delivered in exchange therefor (any such shares, the “Cancelled Shares”).

(d)           Notwithstanding anything in this Agreement to the contrary, all shares of Siuslaw Common Stock (inclusive of those shares automatically converted from Siuslaw Preferred Stock to Siuslaw Common Stock) that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who does not vote in favor of the Merger (or consent thereto in writing) and who exercises dissenters rights when and in the manner required under Sections 60.561 to 60.594 of the Oregon Revised Statutes (the “ORS”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to only such rights as are granted with respect to the payment of the fair value of such shares under the applicable provisions of Sections 60.561 through 60.594 of the ORS (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the foregoing provisions of the ORS and this Section 1.4(d)), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to demand or receive the fair value of such shares of Siuslaw Common Stock under the ORS.  If any shareholder dissenting pursuant to the ORS and this Section 1.4(d) shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Siuslaw Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Siuslaw Common Stock in accordance with Section 1.4(b), without any interest thereon.  Siuslaw shall give Banner (i) prompt notice of any written notices of intent to demand payment under Section 60.564 of the ORS or other written notices relating to the exercise of dissenters’ rights in respect of any shares of Siuslaw Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the Sections 60.561 through 60.594 of the ORS and received by Siuslaw relating to shareholders’ dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the ORS.  Siuslaw shall not, except with the prior written consent of Banner, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.  Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Article II to pay for shares of Siuslaw Common Stock for which dissenters’ rights have been perfected shall be returned to Banner upon demand.

(e)           If, between the date of this Agreement and the Effective Time, the outstanding shares of Banner Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, and such change would have an economic effect on the value of the stock portion of the Merger Consideration, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide the holders of Siuslaw Common Stock converted into Merger Consideration the same economic effect as contemplated by this Agreement with respect to the stock portion of the Merger Consideration prior to such event.

1.5           Incorporation Documents and By-Laws of the Surviving Company. At the Effective Time, the articles of incorporation of Banner in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The by-laws of Banner, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such by-laws.

1.6           Directors and Officers. The directors and officers of Banner immediately prior to the Effective Time shall be the directors and officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.7           The Bank Merger. Immediately after the Effective Time, Banner intends to merge Siuslaw Bank, an Oregon chartered commercial bank and wholly owned subsidiary of Siuslaw, with and into Banner Bank, a Washington chartered commercial bank and wholly owned subsidiary of Banner (the “Bank Merger”) in accordance with the provisions of applicable state and federal banking laws and regulations, with Banner Bank being the resulting institution or surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable state and federal banking laws and regulations and the Boards of Directors of the Parties shall approve, and shall cause the boards of directors of Siuslaw Bank and Banner Bank, respectively, to approve, a separate agreement/plan of merger (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit C, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. In addition, Siuslaw shall cause Siuslaw Bank, and Banner shall cause Banner Bank, to execute and file in accordance with applicable state and federal banking laws and regulations such articles of merger, corporate resolutions, and/or other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificates”).

1.8           Additional Actions.  If, at any time after the Effective Time, the Surviving Company shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of Siuslaw acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Siuslaw, and its proper officers and directors, shall be deemed to have granted to the Surviving Company an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Company and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Company are fully authorized in the name of the Surviving Company or otherwise to take any and all such action without limitation except as otherwise required by applicable law.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1           Exchange Agent. Prior to the Effective Time, Banner shall appoint an unrelated bank or trust company reasonably acceptable to Siuslaw, or Banner's transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2           Deposit of Merger Consideration. At or prior to the Effective Time, Banner shall (i) deposit with the Exchange Agent, or authorize the Exchange Agent to issue, an aggregate number of shares of Banner Common Stock equal to the stock portion of the aggregate Merger Consideration and (ii) deposit, or cause to be deposited with, the Exchange Agent, the cash portion of the aggregate Merger Consideration plus, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f) (together, the “Exchange Fund”) and Banner shall instruct the Exchange Agent to timely deliver the Merger Consideration.

2.3           Delivery of Merger Consideration.

(a)         As soon as reasonably practicable after the Effective Time (and in any event within ten (10) days thereafter), and subject to the receipt by the Exchange Agent of a list of Siuslaw’s shareholders in a format that is reasonably acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of a Certificate, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate) to the Exchange Agent) substantially in the form prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering each Certificate in exchange for the Merger Consideration, any cash in lieu of a fractional share of Banner Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b)         As soon as reasonably practicable after surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, such holder of Siuslaw Common Stock will be entitled to receive the Merger Consideration, any cash in lieu of a fractional share of Banner Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c), in respect of the shares of Siuslaw Common Stock represented by such holder’s Certificate or Certificates.  Until so surrendered, each Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration, any cash in lieu of a fractional share of Banner Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c)         No dividends or other distributions with respect to Banner Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Banner Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, and in addition to the other amounts set forth herein, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Banner Common Stock represented by such Certificate and not paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of Banner Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Banner Common Stock issuable with respect to such Certificate.

(d)         In the event of a transfer of ownership of a Certificate representing Siuslaw Common Stock prior to the Effective Time that is not registered in the stock transfer records of Siuslaw, the Merger Consideration, any cash in lieu of a fractional share of Banner Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Siuslaw Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined in Section 3.10(b)) required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Banner that the Tax has been paid or is not applicable.  The Exchange Agent (or, subsequent to the earlier of (x) six months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Banner) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration and any cash in lieu of a fractional share of Banner Common Stock otherwise payable pursuant to this Agreement to any holder of Siuslaw Common Stock such amounts as the Exchange Agent or Banner, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment.  To the extent amounts are so withheld by the Exchange Agent or Banner, as the case may be, and timely paid over to the appropriate Governmental Entity (as defined in Section 3.4), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Siuslaw Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Banner, as the case may be.

(e)         After the Effective Time, there shall be no transfers on the stock transfer books of Siuslaw of the shares of Siuslaw Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Siuslaw Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, any cash in lieu of fractional shares of Banner Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, in accordance with the procedures set forth in this Article II.

(f)         Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Banner Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Banner Common Stock shall be payable on or with respect to any fractional share, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of Banner.  In lieu of the issuance of any such fractional share, Banner shall pay to each former shareholder of Siuslaw who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Banner Average Closing Price by (ii) the fraction of a share (after taking into account all shares of Siuslaw Common Stock held by such holder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of Banner Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4(b).  For purposes of this Agreement, the terms “Banner Average Closing Price” means the average of the volume weighted closing price (rounded to the nearest one ten thousandth) of Banner Common Stock on the NASDAQ Global Select Market (“Nasdaq”) for the ten (10) trading days immediately preceding the fifth (5th) day prior to the Closing Date (as defined in Section 9.1).

(g)         Any portion of the Exchange Fund that remains unclaimed by the shareholders of Siuslaw at the expiration of six months after the Effective Time shall be paid to Banner.  In such event, any former shareholders of Siuslaw who have not theretofore complied with this Article II shall thereafter look only to Banner with respect to the Merger Consideration, any cash in lieu of any fractional share interest and any unpaid dividends and distributions on the Banner Common Stock deliverable in respect of the shares represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Banner, Siuslaw, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Siuslaw Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)         In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Banner or the Exchange Agent, the posting by such person of a bond in such amount as Banner may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of any fractional share interest and any dividends and distributions to which such person is entitled in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SIUSLAW

Except as disclosed in the disclosure schedule delivered by Siuslaw to Banner concurrently herewith (the “Siuslaw Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Siuslaw Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Siuslaw that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.1(a)) and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (i) any other section of Article III specifically referenced or cross-referenced and (ii) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Siuslaw hereby represents and warrants to Banner as follows:

3.1          Corporate Organization.

(a)         Siuslaw is a corporation duly organized and validly existing under the laws of the State of Oregon, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).  Siuslaw has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Siuslaw is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Siuslaw.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to Banner, Siuslaw or the Surviving Company, as the case may be, a material adverse effect on (i) the business, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in United States generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated hereby or actions or inactions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party or its banking Subsidiary to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.  True and complete copies of the articles of incorporation of Siuslaw (the “Siuslaw Charter”) and the bylaws of Siuslaw (the “Siuslaw Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Siuslaw to Banner.

(b)         Each Subsidiary of Siuslaw (a “Siuslaw Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Siuslaw and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Siuslaw to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of Siuslaw Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 3.1(b) of the Siuslaw Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Siuslaw as of the date hereof.  Neither Siuslaw nor any of its Subsidiaries owns any equity or profit-and-loss interest in any business enterprise, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization, other than a Subsidiary, readily marketable securities, securities held-to-maturity in its investment portfolio, and stock in the Federal Home Loan Bank of Seattle (the “FHLB”).

3.2           Capitalization.

(a)         The authorized capital stock of Siuslaw consists of 10,000,000 shares of Siuslaw Common Stock and 200,000 shares of Series A preferred stock, $1.00 par value (“Siuslaw Preferred Stock”).  As of the date hereof, there are 3,992,937 shares of Siuslaw Common Stock issued and outstanding and 102,484 shares of Siuslaw Preferred Stock issued and outstanding.  As of the Closing, there will be 4,095,421 shares of Siuslaw Common Stock issued and outstanding, and no shares of Siuslaw Preferred Stock issued and outstanding based upon the automatic conversion of all of the outstanding Siuslaw Preferred Stock to Siuslaw Common Stock on a one for one basis.  All of the issued and outstanding shares of Siuslaw capital stock have been (and in the case Siuslaw Common Stock to be issued in cancellation of Siuslaw Preferred Stock will be) duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Siuslaw may vote.  Except for the Trust Preferred Securities (as defined in Section 6.12) and related junior subordinated debentures, no trust preferred or subordinated debt securities of Siuslaw or any of its Subsidiaries or affiliates are issued or outstanding.  Except for the automatic conversion of outstanding Siuslaw Preferred Stock to Siuslaw Common Stock described above, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Siuslaw to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Siuslaw Common Stock to which Siuslaw is a party.  Siuslaw has not elected to defer interest payments with respect to the Trust Preferred Securities or related debentures issued by it or any of its Subsidiaries or affiliates.

(b)         Except for the Trust Preferred Securities, Siuslaw owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Siuslaw Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Siuslaw Bank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Siuslaw Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)         Siuslaw does not have a dividend reinvestment plan or any shareholders’ rights plan.

3.3          Authority; No Violation.

(a)         Siuslaw has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Siuslaw.  The Board of Directors of Siuslaw has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Siuslaw and its shareholders and has directed that this Agreement be submitted to Siuslaw’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Siuslaw Common Stock and Siuslaw Preferred Stock voting as a single class with one vote for each share (the “Siuslaw Shareholder Approval”), no other corporate proceedings on the part of Siuslaw are necessary to approve this Agreement or to consummate the Merger.  This Agreement has been duly and validly executed and delivered by Siuslaw and (assuming due authorization, execution and delivery by Banner) constitutes a valid and binding obligation of Siuslaw, enforceable against Siuslaw in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Enforceability Exception”)).

(b)         Neither the execution and delivery of this Agreement by Siuslaw or the Bank Plan of Merger by Siuslaw Bank, nor the consummation of the Merger by Siuslaw or the Bank Merger by Siuslaw Bank, nor compliance by Siuslaw or Siuslaw Bank with any of the terms and provisions of this Agreement or the Bank Plan of Merger, will (i) assuming the Siuslaw Shareholder Approval is obtained, violate any provision of the Siuslaw Charter or Siuslaw Bylaws or the organization or governing documents of any Siuslaw Subsidiary or (ii) assuming that the filings, notices, consents and approvals referred to in Section 3.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Siuslaw or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.3(b) of the Siuslaw Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Siuslaw or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Siuslaw or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

3.4      Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Nasdaq, and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Washington State Department of Financial Institutions, Division of Banks (the “DFI”), the FDIC, and the Oregon

Division of Finance and Corporate Securities (the “Oregon Division”), if applicable, and any government sponsored entity with respect to any loan program offered or participated in by Siuslaw Bank, and approval of such applications, filings and notices, (iv) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of Siuslaw’s shareholders to be held in connection with this Agreement (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Banner in connection with the transactions contemplated by this Agreement (the “Form S-4”) and declaration of effectiveness of the Form S-4, (v) the filing of the Articles of Merger with the Washington Secretary and the Oregon Secretary and the filing of the Bank Merger Certificates, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Banner Common Stock pursuant to this Agreement and the approval of the listing of such Banner Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (as defined in Section 3.5) (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Siuslaw of this Agreement or (B) the consummation by Siuslaw of the Merger or the consummation by Siuslaw Bank of the Bank Merger.  As of the date hereof, Siuslaw is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5      Reports. Siuslaw and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011 with (i) any federal or state regulatory authority, including the Federal Reserve Board, the FDIC and the Oregon Division, (ii) any foreign regulatory authority and (iii) any self-regulatory organization (an “SRO”) ((i) — (iii) together with the DFI and the SEC, collectively the “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Siuslaw and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Siuslaw, investigation into the business or operations of Siuslaw or any of its Subsidiaries since January 1, 2011.  There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Siuslaw or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Siuslaw or any of its Subsidiaries since January 1, 2011.  Except for any filing made by Siuslaw with the SEC pursuant to Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), neither Siuslaw nor any of its Subsidiaries has filed or furnished to the SEC any final registration statement, prospectus, report, schedule and definitive proxy statement pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  No information provided by Siuslaw to its shareholders, in connection with annual or special meetings of shareholders or otherwise, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

3.6      Financial Statements, Accoutning and Internal Controls.

(a)  The audited consolidated balance sheets (including related notes and schedules, if any) of Siuslaw and its Subsidiaries as of December 31, 2013 and 2012 and the related consolidated statements of comprehensive income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) of Siuslaw and its Subsidiaries for each of the two years then ended, and the unaudited consolidated balance sheet, statement of comprehensive income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) of Siuslaw and its Subsidiaries for the six month period ended June 30, 2014 (collectively, the “Siuslaw Financial Statements”) have been previously made available to Banner.  The Siuslaw Financial Statements have been prepared in accordance with GAAP (including the related notes) and fairly present the consolidated financial position, results of operations and cash flows of Siuslaw and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates hereof, in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto.  The financial and accounting books and records of Siuslaw and its Subsidiaries have been maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b)  The call reports of Siuslaw Bank and accompanying schedules, as filed (or to be filed) with the FDIC, for each calendar quarter beginning with the quarter ended March 31, 2011, through the Closing Date (the “Siuslaw Bank Call Reports”) have been (or will be) prepared in accordance with regulatory requirements including applicable regulatory accounting principles and practices through the periods covered by such reports.

(c)  At the date of each balance sheet included in the Siuslaw Financial Statements or the Siuslaw Bank Call Reports, Siuslaw on a consolidated basis or Siuslaw Bank, as applicable, had no liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Siuslaw Financial Statements or Siuslaw Bank Call Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate and were incurred in the ordinary course of business consistent with past practice.

(d)  The allowance for loan loss account of Siuslaw Bank as reflected in the Siuslaw Bank Call Reports is, and the amount thereof, contained in the financial books and records of Siuslaw Bank as of the last day of the month preceding the Closing Date will be, adequate as of the date thereof to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of Siuslaw Bank as of such date.

(e)  The records, systems, controls, data and information of Siuslaw and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Siuslaw or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Siuslaw’s (or any Siuslaw Subsidiary’s) system of internal accounting controls.

(f) Since January 1, 2011, (i) neither Siuslaw nor, to the knowledge of Siuslaw, any director, officer, employee, auditor, accountant or representative of Siuslaw or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Siuslaw or any of its Subsidiaries or its internal accounting controls, including any complaint, allegation, assertion or claim that Siuslaw or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Siuslaw or any of its Subsidiaries, or other person, whether or not employed by Siuslaw or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by Siuslaw or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of Siuslaw or any of its Subsidiaries or any committee thereof or to any director or officer of Siuslaw or any of its Subsidiaries.

3.7      Broker’s Fees. With the exception of the engagement of Sandler O’Neill + Partners, L.P., neither Siuslaw nor any Siuslaw Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, finder’s fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger.  Siuslaw has disclosed to Banner as of the date hereof the aggregate fees provided for in connection with the engagement by Siuslaw of Sandler O’Neill + Partners, L.P. related to the Merger and the Bank Merger.

3.8  Absence of Certain Changes or Events.

(a)         Since December 31, 2013, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Siuslaw.

(b)         Since December 31, 2013, other than entering into this Agreement or in connection with this Agreement or the transactions contemplated hereby, Siuslaw and its Subsidiaries have carried on their respective businesses solely in the ordinary course.

(c)         Neither Siuslaw nor any Siuslaw Subsidiary has taken any action since December 31, 2013 that, if taken after the date of this Agreement, would constitute a breach of any of the covenants of Siuslaw contained in Section 5.2.

3.9     Legal Proceedings.

(a)         Except as set forth in Section 3.9(a) of the Siuslaw Disclosure Schedule, neither Siuslaw nor any of its Subsidiaries is a party to any, and there are no pending or, to Siuslaw’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Siuslaw or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such involving a monetary claim in excess of fifty thousand dollars ($50,000) or seeking injunctive or other equitable relief, or challenging the validity or propriety of any of the transactions contemplated by this Agreement.

(b)         There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon Siuslaw, any of its Subsidiaries or the assets of Siuslaw or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Company or any of its Subsidiaries or affiliates).

3.10 Taxes and Tax Returns.

(a)         Each of Siuslaw and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither Siuslaw nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All Taxes of Siuslaw and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Siuslaw and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither Siuslaw nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  Three (3) years has expired since the filing of the federal income Tax Returns of Siuslaw and its Subsidiaries with the Internal Revenue Service (the “IRS”) for all years to and including 2010.  Neither Siuslaw nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Siuslaw and its Subsidiaries or the assets of Siuslaw and its Subsidiaries.  Siuslaw has made available to Banner true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years.  Neither Siuslaw nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Siuslaw and its Subsidiaries).  Neither Siuslaw nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Siuslaw) or (B) has any liability for the Taxes of any person or entity (other than Siuslaw or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither Siuslaw nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Siuslaw nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).  At no time during the past five years has Siuslaw been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.  No claim has been made in the last ten (10) years by any Governmental Entity in a jurisdiction where Siuslaw or a Siuslaw Subsidiary does not file Tax Returns that Siuslaw or such Subsidiary is or may be subject to taxation by that jurisdiction.  Neither Siuslaw nor any of its Subsidiaries has filed an election under Section 338(g) or 338(h)(10) of the Code for which the statute of limitations for audit or examination has not expired.  Neither Siuslaw nor any Siuslaw Subsidiary has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code.

(b)         As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, medicare, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)         As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11	Employees.

(a)         Section 3.11(a) of the Siuslaw Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, salary continuation, supplemental retirement, and other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which Siuslaw, any Siuslaw Subsidiary, or any trade or business of Siuslaw or any of its Subsidiaries, whether or not incorporated, all of which together with Siuslaw would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a “Siuslaw ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Siuslaw or any of its Subsidiaries or any Siuslaw ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Siuslaw or any of its Subsidiaries or any Siuslaw ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, collectively, the “Siuslaw Benefit Plans”).

(b)         Siuslaw has heretofore made available to Banner true and complete copies of each of the Siuslaw Benefit Plans and related material documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to the most recent versions of any Siuslaw Benefit Plan, (ii) the annual reports (Forms 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination or opinion letters, if any, relating to a Siuslaw Benefit Plan, and (iv) the most recently prepared actuarial report for each Siuslaw Benefit Plan (if applicable) for each of the last two years.

(c)         Each Siuslaw Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Neither Siuslaw nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any Siuslaw Benefit Plan, and neither Siuslaw nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)         Section 3.11(d) of the Siuslaw Disclosure Schedule identifies each Siuslaw Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Siuslaw Qualified Plans”).  The IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which Siuslaw may rely, with respect to each Siuslaw Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Siuslaw, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Siuslaw Qualified Plan or the related trust or increase the costs relating thereto.  No trust funding any Siuslaw Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)         Each Siuslaw Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f)         No Siuslaw Benefit Plan is subject to Title IV or Section 302 of ERISA.

(g)         None of Siuslaw and its Subsidiaries nor any Siuslaw ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Siuslaw and its Subsidiaries nor any Siuslaw ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h)         Neither Siuslaw nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)         All contributions required to be made to any Siuslaw Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Siuslaw Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of Siuslaw.

(j)         There are no pending or, to the knowledge of Siuslaw, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Siuslaw’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any Siuslaw Benefit Plan, any fiduciaries thereof with respect to their duties to a Siuslaw Benefit Plan or the assets of any of trust under any Siuslaw Benefit Plans which could reasonably be expected to result in any liability of Siuslaw or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Siuslaw Benefit Plan, or any other party.

(k)         None of Siuslaw and its Subsidiaries nor any Siuslaw ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Siuslaw Benefit Plans or their related trusts, Siuslaw, any of its Subsidiaries, any Siuslaw ERISA Affiliate or any person that Siuslaw or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)         Except as set forth in Section 3.11(l) of the Siuslaw Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Siuslaw or any of its Subsidiaries, or result in any limitation on the right of Siuslaw or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Siuslaw Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Siuslaw or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  Neither Siuslaw nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Siuslaw or any of its Subsidiaries or affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.  No Siuslaw Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.  Siuslaw has made available to Banner copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(m)         Section 3.11(m) of the Siuslaw Disclosure Schedule sets forth, with respect to each  salary continuation agreement of which Siuslaw or any of its Subsidiaries is a party, the Account Value under Schedule A thereof (including the applicable discount rate) and the financial reporting GAAP accrued liability therefor (including the applicable discount rate) on the financial books and records of Siuslaw and its Subsidiaries, in each case as of June 30, 2014.

(n)         There are no pending or, to Siuslaw’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Siuslaw or any of its Subsidiaries, or any strikes or other labor disputes against Siuslaw or any of its Subsidiaries.  Neither Siuslaw nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Siuslaw or any of its Subsidiaries and, to the knowledge of Siuslaw, there are no organizing efforts by any union or other group seeking to represent any employees of Siuslaw or any of its Subsidiaries.

3.12    Compliance with Applicable Law. Siuslaw and each of its Subsidiaries hold, and have at all times since January 1, 2011, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of Siuslaw, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Siuslaw and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Siuslaw or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate

Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Siuslaw Bank has a Community Reinvestment Act rating of “satisfactory” or better.  Without limitation, none of Siuslaw, or its Subsidiaries, or to the knowledge of Siuslaw, any director, officer, employee, agent or other person acting on behalf of Siuslaw or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Siuslaw or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Siuslaw or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Siuslaw or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Siuslaw or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Siuslaw or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Siuslaw or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

3.13	Certain Contracts.

(a)         Except as set forth in Section 3.13(a) of the Siuslaw Disclosure Schedule, as of the date hereof, neither Siuslaw nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, (ii) which, upon the execution or delivery of this Agreement, Siuslaw shareholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Banner, Siuslaw, the Surviving Company, or any of their respective Subsidiaries to any director, officer, employee or independent contractor thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by Siuslaw or any of its Subsidiaries or affiliates or their respective ability to engage, employ, or provide products and services to, any person, or upon consummation of the Merger or the Bank Merger will restrict the ability of the Surviving Company or any of its Subsidiaries or affiliates to do so, (v) in respect of any collective bargaining or similar agreement, with or to a labor union or guild, (vi) (including any Siuslaw Benefit Plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, Siuslaw shareholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by Siuslaw or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the FHLB and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of Siuslaw or its Subsidiaries, (ix) that involves the payment by Siuslaw or any of its Subsidiaries of more than $40,000 per annum or $100,000 in the aggregate (other than any such contracts which are terminable by Siuslaw or any of its Subsidiaries on sixty days or less notice without any required payment or other conditions, other than the condition of notice), (x) that pertains to the leasing of real property, (xi) that obligates Siuslaw or any of its Subsidiaries to conduct business with a third party on an exclusive or preferential basis, (xii) that imposes potential recourse obligations on Siuslaw or any of its Subsidiaries in connection with the sale of loans or loan participations, (xiii) for the subservicing of loans, or (xiv) that provides for contractual indemnification to any director, officer, employee or independent contractor.  Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Siuslaw Disclosure Schedule, is referred to herein as a “Siuslaw Contract,” and neither Siuslaw nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

(b)         To the knowledge of Siuslaw, (i) each Siuslaw Contract is valid and binding on Siuslaw or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Siuslaw and each of its Subsidiaries has performed all material obligations required to be performed by it under each Siuslaw Contract, (iii) each third-party counterparty to each Siuslaw Contract has performed all material obligations required to be performed by it under such Siuslaw Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Siuslaw or any of its Subsidiaries under any such Siuslaw Contract.

3.14  Agreements with Regulatory Agencies. Neither Siuslaw nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2011, a recipient of any supervisory letter from, or since January 1, 2011, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Siuslaw Disclosure Schedule, a “Siuslaw Regulatory Agreement”), nor has Siuslaw or any of its Subsidiaries been advised since January 1, 2011, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Siuslaw Regulatory Agreement.

3.15  Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Siuslaw, any of its Subsidiaries or for the account of a customer of Siuslaw or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of Siuslaw or one of its Subsidiaries enforceable in accordance with their terms, subject to the Enforceability Exception, and are in full force and effect.  Siuslaw and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Siuslaw’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16     Environmental Matters. To the knowledge of Siuslaw and its Subsidiaries, each of Siuslaw and its Subsidiaries is in compliance, and has complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to:  (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Siuslaw, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Siuslaw or any of its Subsidiaries of any liability or obligation arising under any Environmental Law in an amount in excess of $200,000 in the aggregate.  To the knowledge of Siuslaw, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  Neither Siuslaw nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.  There are no underground storage tanks located at any Siuslaw Real Property (as defined in Section 3.18).

3.17  Investment Securities, Commodities and BOLI.

(a)         Each of Siuslaw and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Siuslaw or its Subsidiaries.  Such securities and commodities are valued on the books of Siuslaw in accordance with GAAP.

(b)         Siuslaw and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Siuslaw believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, Siuslaw has made available to Banner the material terms of such policies, practices and procedures.

(c)         Section 3.17(c) of the Siuslaw Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance owned by Siuslaw and its Subsidiaries (“BOLI”). Siuslaw and its Subsidiaries have taken all actions necessary to comply with applicable law in connection with the purchase and maintenance of BOLI.  The value of such BOLI as of June 30, 2014 is fairly and accurately reflected in the unaudited consolidated balance sheet of Siuslaw and its Subsidiaries included in the Siuslaw Financial Statements. Except as set forth in Section 3.17(c) of the Siuslaw Disclosure Schedule, all BOLI is owned solely by Siuslaw or its Subsidiaries, no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit relating to any BOLI.   Neither Siuslaw nor its Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

3.18  Real Property. Siuslaw or a Siuslaw Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the Siuslaw Financial Statement as being owned by Siuslaw or a Siuslaw Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Siuslaw Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable,

(iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in the Siuslaw Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Siuslaw Leased Properties” and, collectively with the Siuslaw Owned Properties, the “Siuslaw Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Siuslaw’s knowledge, the lessor.  There are no pending or, to the knowledge of Siuslaw, threatened condemnation proceedings against any Siuslaw Real Property.

3.19  Intellectual Property. Siuslaw and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on Siuslaw: (i) (A) the use of any Intellectual Property by Siuslaw and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which Siuslaw or any Siuslaw Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to Siuslaw that Siuslaw or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii) no person or entity is challenging, infringing on or otherwise violating any right of Siuslaw or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Siuslaw or its Subsidiaries, and (iii) neither Siuslaw nor any Siuslaw Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Siuslaw or any Siuslaw Subsidiary, and Siuslaw and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Siuslaw and its Subsidiaries.  For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; computer programs, whether in source code or object code form (including any and all software implementation algorithms), databases and compilations (including any and all data and collections of data); and any similar intellectual property or proprietary rights.

3.20     Related Party Transactions. Except as set forth in Section 3.20 of the Siuslaw Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Siuslaw or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Siuslaw or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Siuslaw Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Siuslaw), on the other hand, except those of a type available to employees of Siuslaw or its Subsidiaries generally or those related to compensation solely resulting from an employment relationship.

3.21     State Takeover Laws. Either this Agreement and the transactions contemplated hereby are exempt from, or the Board of Directors of Siuslaw has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, the restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”) applicable to Siuslaw or any of its Subsidiaries.

3.22     Reorganization. Neither Siuslaw nor any Siuslaw Subsidiary has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23     Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Siuslaw has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Sandler O’Neill + Partners, L.P. to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Siuslaw Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24     Siuslaw Information. The information relating to Siuslaw and its Subsidiaries which is provided by Siuslaw or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.25	Loans.

(a)         As of the date hereof, except as set forth in Section 3.25(a) of the Siuslaw Disclosure Schedule, neither Siuslaw nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Siuslaw or any Subsidiary of Siuslaw is a creditor which, as of June 30, 2014, was over ninety days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Siuslaw or any of its Subsidiaries, or to the knowledge of Siuslaw, any affiliate of any of the foregoing.  Set forth in Section 3.25(a) of the Siuslaw Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Siuslaw and its Subsidiaries that, as of June 30, 2014, were classified by Siuslaw as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Siuslaw or any of its Subsidiaries that, as of June 30, 2014, was classified as “Other Real Estate Owned” and the book value thereof.

(b)         To Siuslaw’s knowledge, each Loan of Siuslaw and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Siuslaw and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)         Except as would not reasonably be expected to result in a material loss to Siuslaw on a consolidated basis, the Loans originated, administered and/or serviced by Siuslaw or any of its Subsidiaries, and the relevant Loan files, are being maintained in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Siuslaw and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)         With respect to Loans serviced by Siuslaw or any of its Subsidiaries on behalf of others: (i) such Loans have been serviced and administered in accordance with all applicable guidelines, relevant laws and investor requirements, (ii) except as set forth in Section 3.25(d) of the Siuslaw Disclosure Schedule, there have been no repurchases of any such Loans or losses incurred with respect to any such Loans during the past two years, and (iii) the fair value of the mortgage servicing rights associated with such Loans in the Siuslaw Financial Statements is reflected net of an adequate reserve for future loss exposure of Siuslaw and its Subsidiaries relating to such Loans.

(e)         None of the agreements pursuant to which Siuslaw or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan after the expiration of six months from the date of sale.

(f)         There are no outstanding Loans made by Siuslaw or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Siuslaw or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g)         Neither Siuslaw nor any of its Subsidiaries is now nor has it been since January 1, 2011, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26           Insurance.  Siuslaw and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Siuslaw reasonably has determined to be prudent and consistent with industry practice, and Siuslaw and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof.  Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Siuslaw and its Subsidiaries, Siuslaw or the relevant Subsidiary thereof is the sole beneficiary of such policies.  All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27           Fiduciary Business.  Each of Siuslaw and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations.

3.28           Books and Records.  The corporate and stock (ownership) record books of Siuslaw and its Subsidiaries are complete and accurate and reflect all meetings, consents, other actions of the board of directors and shareholders (owners) of Siuslaw and its Subsidiaries, and all transactions relating to the capital stock and ownership interests (including profit interests) in such entities.

3.29           Indemnification.  To the knowledge of Siuslaw, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of Siuslaw or any of its Subsidiaries has occurred which would give rise to a claim by any such individual for indemnification from Siuslaw or any of its Subsidiaries.

3.30           Representations Not Misleading.  No representation or warranty by Siuslaw in this Agreement, or in any document furnished to Banner or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BANNER

Except (i) as disclosed in the disclosure schedule delivered by Banner to Siuslaw concurrently herewith (the “Banner Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Banner Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Banner that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Banner Reports (as defined in Section 4.12) filed with the SEC by Banner prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Banner hereby represents and warrants to Siuslaw as follows:

4.1           Corporate Organization.

(a)         Banner is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and is a bank holding company duly registered under the BHC Act.  Banner has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Banner.  True and complete copies of the articles of incorporation of Banner (the “Banner Charter”) and the bylaws of Banner (the “Banner Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Banner to Siuslaw.

(b)         Each Subsidiary of Banner (a “Banner Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Banner, and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Banner to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of Banner Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.

4.2           Capitalization.

(a)         The authorized capital stock of Banner currently consists of 50,000,000 shares of Banner Common Stock and 500,000 shares of preferred stock, par value $0.01 per share, of which no shares of preferred stock are issued or outstanding.  As of the date hereof, there were (i) 19,572,823 shares of Banner Common Stock issued and outstanding, including 34,257 shares of Banner Common Stock granted in respect of outstanding awards of restricted Banner Common Stock pursuant to an employment agreement with Mark J. Grescovich and 277,179 shares of Banner Common Stock granted in respect of outstanding awards of restricted Banner Common Stock under a Banner Stock Plan (each a “Banner Restricted Stock Award”), (ii) 139,750 shares of Banner Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Banner Common Stock granted under a Banner Stock Plan (“Banner Stock Options”), (iii) 922,821 shares of Banner Common Stock reserved for issuance pursuant to future grants under the Banner Stock Plans, (iv) 243,998 shares of Banner Common Stock reserved for issuance upon the exercise of that certain warrant dated November 21, 2008 issued by Banner to the Treasury (the “TARP Warrant”) and (v) no other shares of capital stock or other voting securities of Banner issued, reserved for issuance or outstanding.  As used herein, the term “Banner Stock Plans” means all employee and director equity incentive plans of Banner in effect as of the date of this Agreement, true and complete copies of which have been previously made available by Banner to Siuslaw.  All of the issued and outstanding shares of Banner Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date hereof, there are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Banner may vote.  Except as set forth in its most recent Annual Report on Form 10-K, as of the date hereof, no trust preferred or subordinate debt securities of Banner or any of its Subsidiaries are issued or outstanding.  Other than Banner Stock Options outstanding on the date of this Agreement, Banner

Restricted Stock Awards not included above as outstanding Banner Common Stock, the TARP Warrant, and the issuance of shares of Banner Common Stock pursuant to Banner’s dividend reinvestment and stock purchase plan, as of the date hereof, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Banner to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Banner Common Stock or other equity interests of Banner to which Banner is a party.  Neither Banner nor any Banner Subsidiary is currently deferring interest payments with respect to any of its trust preferred securities or related debentures.

(b)         Except for the trust preferred securities issued by a Banner Subsidiary, Banner owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Banner Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Banner Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3        Authority; No Violation.

(a)         Banner has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Banner and no other corporate action on the part of Banner is necessary to approve the Merger.  This Agreement has been duly and validly executed and delivered by Banner and (assuming due authorization, execution and delivery by Siuslaw) constitutes a valid and binding obligation of Banner, enforceable against Banner in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exception).  The Banner Common Stock to be issued in the Merger have been validly authorized and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Banner will have any preemptive right or similar rights in respect thereof.

(b)         Neither the execution and delivery of this Agreement by Banner or the Bank Plan of Merger by Banner Bank, nor the consummation of the Merger by Banner or the Bank Merger by Banner Bank, nor compliance by Banner or Banner Bank with any of the terms of this Agreement or the Bank Plan of Merger, will (i) violate any provision of the Banner Charter or Banner Bylaws or the organization or governing documents of any Banner Subsidiary, or (ii) assuming that the filings, notices, consents and approvals referred to in Section 4.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Banner, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Banner or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Banner or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

4.4           Consents and Approvals.  Except for the filings, notices, consents and approvals referred to in Section 3.4 hereof, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Banner of this Agreement or (ii) the consummation by Banner of the Merger and the consummation by Banner Bank of the Bank Merger.  As of the date hereof, Banner is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5           Reports.  Banner and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Banner and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Banner, investigation into the business or operations of Banner or any of its Subsidiaries since January 1, 2011.  There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Banner or any of its Subsidiaries.

4.6           Financial Statements, Accounting and Internal Controls.

(a)         The financial statements of Banner and its Subsidiaries included (or incorporated by reference) in the Banner Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the financial and accounting books and records of Banner and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Banner and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The financial and accounting books and records of Banner and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b)         Neither Banner nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that are required to be reflected on an audited balance or the notes thereto in accordance with GAAP other than those reflected on the consolidated balance sheet of Banner and its Subsidiaries (or the notes thereto) included in Banner’s Annual Report on Form 10-K for the year ended December 31, 2013 and for liabilities incurred thereafter.

(c)         The records, systems, controls, data and information of Banner and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Banner or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Banner’s (or any Banner Subsidiary’s) system of internal accounting controls.  Banner (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Banner, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Banner by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Banner’s outside auditors and the audit committee of Banner’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Banner’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Banner’s internal controls over financial reporting.  These disclosures were made in writing by management to Banner’s auditors and audit committee and a copy has previously been made available to Siuslaw.  There is no reason to believe that Banner’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)         Since January 1, 2011, (i) neither Banner nor any of its Subsidiaries, nor, to the knowledge of Banner, any director, officer, auditor, accountant or representative of Banner or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Banner or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that Banner or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Banner or any of its Subsidiaries, whether or not employed by Banner or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Banner or any of its officers, directors, employees or agents to the Board of Directors or senior management of Banner or any of its Subsidiaries or any committee thereof or to the knowledge of Banner, to any director or officer of Banner.

4.7           Broker’s Fees.  With the exception of the engagement of McAdams Wright Ragen, Inc., a subsidiary of Baird Financial Group, neither Banner nor any Banner Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, finder’s fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger.  Banner has disclosed to Siuslaw as of the date hereof the aggregate fees provided for in connection with the engagement by Banner of McAdams Wright Ragen, Inc. related to the Merger and the Bank Merger.

4.8           Absence of Certain Changes or Events.

(a)         Since December 31, 2013, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Banner.

(b)         Since December 31, 2013 to the date of this Agreement, other than entering into this Agreement, in connection with this Agreement or the transactions contemplated hereby, Banner and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9           Legal Proceedings.

(a)         Except as set forth in Section 4.9(a) of the Banner Disclosure Schedule, as of the date hereof, neither Banner nor any of its Subsidiaries is a party to any, and there are no pending or, to Banner’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Banner or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such involving a monetary claim in excess of three hundred and fifty thousand dollars ($350,000) or seeking injunctive or equitable relief, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)         There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon Banner, any of its Subsidiaries or the assets of Banner or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Company or any of its Subsidiaries or affiliates).

4.10           Taxes and Tax Returns.  Except as set forth in Section 4.10 of the Banner Disclosure Schedule, each of Banner and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither Banner nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All Taxes of Banner and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Banner and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither Banner nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  Three (3) years has expired since the filing of the federal income Tax Returns of Banner and its Subsidiaries with the IRS for all years to and including 2010. Neither Banner nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Banner and its Subsidiaries or the assets of Banner and its Subsidiaries.  Banner has made available to Siuslaw true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years.  Neither Banner nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Banner and its Subsidiaries).  Neither

Banner nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Banner nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).  At no time during the past five years has Banner been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11           Employees.

(a)         As used in this Agreement, the term “Banner Benefit Plans” means all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, salary continuation, and other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which Banner, any Banner Subsidiary, or any trade or business of Banner or any of its Subsidiaries, whether or not incorporated, all of which together with Banner would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a “Banner ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Banner or any of its Subsidiaries or any Banner ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Banner or any of its Subsidiaries or any Banner ERISA Affiliate.

(b)         Banner has heretofore made available to Siuslaw true and complete copies of each of the Banner Benefit Plans and related material documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to the most recent versions of any Banner Benefit Plan, (ii) the annual reports (Forms 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination or opinion letters, if any, relating to a Banner Benefit Plan, and (iv) the most recently prepared actuarial report for each Banner Benefit Plan (if applicable) for each of the last two years.

(c)         Each Banner Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Neither Banner nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any Banner Benefit Plan, and neither Banner nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)         The IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which Banner may rely, with respect to each Banner Benefit Plan that is intended to be qualified under Section 401(a) of the Code (collectively, the “Banner Qualified Plans”), which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Banner, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Banner Qualified Plan or the related trust or materially increase the costs relating thereto.  No trust funding any Banner Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)         Each Banner Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f)         No Banner Benefit Plan is subject to Title IV or Section 302 of ERISA.

(g)         None of Banner and its Subsidiaries nor any Banner ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or a Multiple Employer Plan, and none of Banner and its Subsidiaries nor any Banner ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h)         All contributions required to be made to any Banner Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Banner Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Banner.

(i)         There are no pending or, to the knowledge of Banner, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Banner’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any Banner Benefit Plan, any fiduciaries thereof with respect to their duties to a Banner Benefit Plan or the assets of any trust under any Banner Benefit Plan which could reasonably be expected to result in any material liability of Banner or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Banner Benefit Plan, or any other party.

(j)        None of Banner and its Subsidiaries nor any Banner ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Banner Benefit Plans or their related trusts, Banner, any of its Subsidiaries, any Banner ERISA Affiliate or any person that Banner or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k)         Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Banner or any of its Subsidiaries, or result in any limitation on the right of Banner or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Banner Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Banner or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code or will not be deductible under Section 162(m) of the Code.  The transactions contemplated by this Agreement will not cause or require Banner or any of its Subsidiaries or affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(l)         Except as set forth in Section 4.11(l) of the Banner Disclosure Schedule, there are no pending or, to Banner’s knowledge, threatened material labor grievances or unfair labor practice claims or charges against Banner or any of its Subsidiaries, or any strikes or other labor disputes against Banner or any of its Subsidiaries.  Neither Banner nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Banner or any of its Subsidiaries and, to the knowledge of Banner, there are no organizing efforts by any union or other group seeking to represent any employees of Banner or any of its Subsidiaries.

4.12           SEC Reports.  Banner has previously made available to Siuslaw an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Banner pursuant to the Securities Act or the Exchange Act since January 1, 2012 and prior to the date hereof (the “Banner Reports”) and (b) communication mailed by Banner to its shareholders since January 1, 2012 and prior to the date hereof, and no such Banner Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  All Banner Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Banner has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Banner Reports.

4.13           Compliance with Applicable Law.  Banner and each of its Subsidiaries hold, and have at all times since January 1, 2011, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of Banner, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Banner and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Banner or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Banner Bank has a Community Reinvestment Act rating of “satisfactory” or better.  Without limitation, none of Banner, or its Subsidiaries, or to the knowledge of Banner, any director, officer, employee, agent or other person acting on behalf of Banner or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Banner or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Banner or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Banner or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Banner or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Banner or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Banner or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

4.14           Agreements with Regulatory Agencies.  Neither Banner nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Banner Disclosure Schedule, a “Banner Regulatory Agreement”), nor has Banner or any of its Subsidiaries been advised since January 1, 2011, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Banner Regulatory Agreement.

4.15           Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Banner, any of its Subsidiaries or for the account of a customer of Banner or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of Banner or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exception), and are in full force and effect.  Banner and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Banner’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.16      Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Banner, Banner and its Subsidiaries are in compliance, and have complied, with all Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Banner, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Banner or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law.  To the knowledge of Banner, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  Neither Banner nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.

4.17           Investment Securities and Commodities.

(a)         Each of Banner and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Banner or its Subsidiaries.  Such securities and commodities are valued on the books of Banner in accordance with GAAP.

(b)         Banner and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Banner believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, Banner has made available to Siuslaw the material terms of such policies, practices and procedures.

4.18      Real Property.  Banner or a Banner Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the Banner Reports as being owned by Banner or a Banner Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Banner Owned Properties”), free and clear of all Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such Banner Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Banner Leased Properties” and, collectively with the Banner Owned Properties, the “Banner Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Banner’s knowledge, the lessor.  There are no pending or, to the knowledge of Banner, threatened condemnation proceedings against any Banner Real Property.

4.19            Intellectual Property.  Banner and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on Banner: (i) (A)  the use of any Intellectual Property by Banner and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which Banner or any Banner Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to Banner that Banner or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii)  no person or entity is challenging, infringing on or otherwise violating any right of Banner or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Banner or its Subsidiaries, and (iii) neither Banner nor any Banner Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Banner or any Banner Subsidiary, and Banner and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Banner and its Subsidiaries.

4.20           Reorganization.  Neither Banner nor any Banner Subsidiary has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.21           Opinion of Financial Advisor.  Prior to the execution of this Agreement, the Board of Directors of Banner has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from McAdams Wright Ragen, Inc. to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair from a financial point of view to Banner.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.22           Banner Information.  The information relating to Banner and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to Banner and its Subsidiaries that is provided by Banner or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Form S-4 (except for such portions thereof that relate only to Siuslaw or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.23           Loans.

(a)         As of the date hereof, except as set forth in Section 4.23(a) of the Banner Disclosure Schedule, neither Banner nor any of its Subsidiaries is a party to (i) any Loan in which Banner or any Subsidiary of Banner is a creditor with an outstanding balance of $500,000 or more and under the terms of which the obligor was as of June 30, 2014, over ninety days or more delinquent in payment of principal or interest or (ii) Loans with any director, executive officer or 5% or greater shareholder of Banner or any of its Subsidiaries, or to the knowledge of Banner, any affiliate of any of the foregoing.

(b)         To Banner’s knowledge, each Loan of Banner and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Banner and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)         Except as would not reasonably be expected to result in a material loss to Banner on a consolidated basis, the Loans originated, administered and/or serviced by Banner or any of its

Subsidiaries were originated, administered and/or serviced, by Banner or a Banner Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Banner and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)         Neither Banner nor any of its Subsidiaries is now nor has it been since January 1, 2011 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

4.24           Insurance.  Banner and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Banner reasonably has determined to be prudent and consistent with industry practice, and Banner and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof.  Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Banner and its Subsidiaries, Banner or the relevant Subsidiary thereof is the sole beneficiary of such policies.  All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.25           Ownership of Siuslaw Common Stock.  Neither Banner nor any of its Subsidiaries owns any Siuslaw Common Stock or Siuslaw Preferred Stock, other than shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties.

4.26           Representations Not Misleading.  No representation or warranty by Banner in this Agreement, or in any document furnished to Siuslaw or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1           Siuslaw Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Banner, during the period from the date of this Agreement to the Effective Time, Siuslaw shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Siuslaw or Banner or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals (as defined in Section 7.2(d)) or to consummate the transactions contemplated hereby.

5.2           Siuslaw Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, or as required by applicable law or a Governmental Entity, Siuslaw shall not, and shall not permit any of its

Subsidiaries, without the prior written consent of Banner (which shall not be unreasonably withheld or delayed with respect to subsections (g), (l), (m), (n) and (r)), to:

(a)         Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any warrants, options, rights, convertible securities or other arrangements or commitment to acquire any shares of the capital stock or other ownership interest, except for the issuance of 102,484 shares of Siuslaw Common Stock upon the automatic conversion of the same number of outstanding shares of Siuslaw Preferred Stock.

(b)         Other Securities. Issue any other capital securities, including trust preferred or other similar securities, indebtedness with voting rights, or other securities, debentures or subordinated notes.

(c)         Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than (A) dividends from wholly owned Subsidiaries to Siuslaw or to another wholly owned Subsidiary of Siuslaw, (B) the regular quarterly cash dividend on outstanding Siuslaw Common Stock in an amount not to exceed $0.05 per share, and a corresponding quarterly cash dividend on outstanding Siuslaw Preferred Stock in an amount not to exceed $0.0525 per share provided the declaration and payment thereof shall be made in accordance with past practice, and provided further Siuslaw shall cause the declaration and payment of its regular quarterly dividend for the last quarter prior to the Closing to occur on the same declaration and payment dates of Banner’s regular quarterly dividend for such period or (C) regular distributions on the Trust Preferred Securities); or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or rights with respect to the foregoing:

(d)         Compensation; Employment, Etc. (i) Enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer, employee or independent contractor of Siuslaw or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal individual increases in salary to rank and file employees, in each case in the ordinary course of business consistent with past practice, (C) severance in accordance with past practice, (D) bonuses as described and set forth in Section 5.2(d) of the Siuslaw Disclosure Schedule and (E) changes that are required by applicable law; (ii) hire any new officers; (iii) promote any employee to a rank of vice president or a more senior position; or (iv) pay aggregate expenses of more than five thousand dollars ($5,000) in the aggregate for employees and directors to attend conventions or similar meetings after the date hereof.

(e)          Benefit Plans. Except as required by law, enter into, establish, adopt, modify, amend, renew, or terminate any Siuslaw Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder.

(f)           Dispositions. Sell, transfer, mortgage, lease or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value; or sell or transfer any portion of its deposit liabilities.

(g)          Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property or Intellectual Property other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice; or permit to lapse its rights in any material Intellectual Property.

(h)      Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any person or entity.

(i)        Loans, Loan Participations and Servicing Rights. Sell or acquire any Loans (excluding originations) or Loan participations, except in the ordinary course of business consistent with past practice (but in the case of a sale, after giving Banner or Banner Bank a first right of refusal to acquire such Loan or participation); or sell or acquire any servicing rights.

(j)        Governing Documents. Amend its organizational documents (or similar governing documents).

(k)       Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.

(l)        Contracts. Enter into or terminate any Siuslaw Contract or amend or modify in any material respect or renew any existing Siuslaw Contract.

(m)  Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of twenty-five thousand dollars ($25,000) (exclusive of any amounts paid directly or reimbursed to Siuslaw or any of its Subsidiaries under any insurance policy maintained by Siuslaw or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be determined to be material to Siuslaw and its Subsidiaries, taken as a whole.

(n)       Foreclose. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that neither Siuslaw nor any of its Subsidiaries shall be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Hazardous Substances or might be in violation of or require remediation under Environmental Laws.

(o)        Deposit Taking and Other Bank Activities. In the case of Siuslaw Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

(p)        Investments. Enter into any securities transactions for its own account or purchase or otherwise acquire any investment security for its own account other than non-callable investment securities with an “AA” rating or better with a projected average life of less than two years in the ordinary course of business consistent with past practice; enter into or acquire any derivatives contract or structured note; or enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.

(q)        Capital Expenditures. Purchase or lease any fixed assets where the amount paid or committed thereof is in excess of twenty-five thousand dollars ($25,000) individually or fifty thousand dollars ($50,000) in the aggregate, except for emergency repairs or replacements.

(r)          Lending. (i) Make any material changes in its policies concerning Loan underwriting or which classes of persons may approve Loans or fail to comply with its policies in effect during calendar year 2013; or (ii) make any Loans or extensions of credit except in the ordinary course of business consistent with past practice and Siuslaw Bank’s existing lending policies as of the date of this Agreement, provided that any unsecured Loan or extension of credit in excess of two hundred and fifty thousand dollars ($250,000) and any secured Loan or extension of credit in excess of one million dollars ($1,000,000) shall require the prior written approval of the Chief Credit Officer of Banner Bank or his designee, which approval or rejection shall be given in writing within two (2) business days after the Loan package is delivered to such individual.

(s)         Joint Ventures and Real Estate Development Operations.  Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity.

(t)         Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of Siuslaw’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained therein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.

(u)        Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(v)        Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other person or entity, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(r).

(w)        Liens. Subject any of its assets or properties to any Lien (other than in connection with securing advances, repurchase agreements and other borrowings from the FHLB and transactions in “federal funds”).

(x)         Charitable Contributions. Make any charitable or similar contributions, except in amounts not to exceed five thousand dollars ($5,000) individually, and ten thousand dollars ($10,000) in the aggregate, other than contributions to the United Way Campaign of up to $50,000 in aggregate.

(y)  New Lines of Business. Develop, market or implement any new line of business.

(z)  Tax Matters. Make, change or revoke any tax election, file any amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any liability with respect to disputed Taxes.

(aa)    Performance of Obligations. Take any action that is likely to materially impair Siuslaw’s ability to perform any of its obligations under this Agreement or Siuslaw Bank to perform any of its obligations under the Bank Plan of Merger.

(bb)    Commitments. Agree or commit to do any of the foregoing.

5.3           Banner Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Siuslaw, during the period from the date of this Agreement to the Effective Time, Banner shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Siuslaw or Banner or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals or to consummate the transactions contemplated hereby.

5.4           Banner Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of Siuslaw during the period from the date of this Agreement to the Effective Time, Banner shall not, and shall not permit any of its Subsidiaries to:

(a)         Capital Stock.  Amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Siuslaw Common Stock.

(b)         Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of Banner’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained herein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.

(c)         Performance Obligations. Take any action that is likely to materially impair Banner’s ability to perform any of its obligations under this Agreement or Banner Bank to perform any of its obligations under the Bank Plan of Merger.

(d)         Commitments. Agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1           Regulatory Matters.

(a)         As promptly as practicable following the date of this Agreement, Banner shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared jointly by Banner and Siuslaw, will be included. Each of Banner and Siuslaw shall use its commercially reasonable efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of Siuslaw and Banner shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, Siuslaw shall thereafter mail or deliver the Proxy Statement to its shareholders. Banner shall also use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Siuslaw shall furnish all information concerning Siuslaw and the holders of Siuslaw Common Stock and Siuslaw Preferred Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Siuslaw or Banner, or any of their respective affiliates, directors or officers, should be discovered by Siuslaw or Banner that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to Siuslaw’s shareholders.

(b)         In addition to its obligations pursuant to Section 6.1(a), Banner shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder and provide Siuslaw with copies of any such filings. Banner and Siuslaw shall advise the other party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Banner Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and each party’s responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of Siuslaw and Banner, which approval shall not be unreasonably withheld, delayed or conditioned.

(c)         Subject to the terms and conditions set forth in this Agreement, Banner and Siuslaw shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including

(i) the satisfaction of the conditions precedent to the obligations of Siuslaw (in the case of Banner) or Banner (in the case of Siuslaw) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger, the Bank Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or other Governmental Entities. In furtherance (but not in limitation) of the foregoing, Banner shall, and shall cause Banner Bank to, use commercially reasonable efforts to file any required applications, notices or other filings with the Federal Reserve Board, the DFI, the FDIC, and the Oregon Division, if applicable, within forty-five (45) days after the date hereof. Siuslaw and Banner shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Siuslaw or Banner, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(d)         Each of Banner and Siuslaw shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Banner, Siuslaw or any of their respective Subsidiaries to any Regulatory Agency or other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)         Each of Banner and Siuslaw shall promptly advise the other upon receiving any communication from any Regulatory Agency or other Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed, or that any such approval may contain an Unduly Burdensome Condition (as defined in Section 7.2(d)).

6.2           Access to Information; Current Information.

(a)         Upon reasonable notice and subject to applicable laws, each of Banner and Siuslaw, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the

Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Banner and Siuslaw shall, and shall cause its respective Subsidiaries to, make available to the other party, to the extent permissible under applicable law, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws which is generally not available on the SEC’s EDGAR or FDIC’s internet database, and (ii) all other information concerning its business, properties and personnel as such party may reasonably request.  Neither Banner nor Siuslaw nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Banner’s or Siuslaw’s, as the case may be, customers, jeopardize the attorney-client privilege of the party in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)         Siuslaw shall permit, and shall cause its Subsidiaries to permit, Banner and/or an environmental consulting firm selected by Banner, at the sole expense of Banner, to conduct phase I and/or phase II environmental audits, studies and tests on Siuslaw Real Property. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at Banner's sole expense), Banner shall indemnify Siuslaw and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.

(c)         Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, Siuslaw shall, upon the request of Banner, cause one or more of its designated officers to confer on a monthly basis (or more frequently if the Parties reasonably agree that it is necessary) with officers of Banner regarding the financial condition, operations and business of Siuslaw and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. As soon as reasonably available, but in no event more than five (5) business days after filing, Siuslaw will deliver to Banner all reports filed by it or any of its Subsidiaries with any Regulatory Agency or other Governmental Entity subsequent to the date hereof including all Siuslaw Bank Call Reports and regulatory information filed with the Federal Reserve Board, the FDIC and the Oregon Division. Siuslaw will also deliver to Banner as soon as practicable all quarterly and annual financial statements of Siuslaw and its Subsidiaries prepared with respect to periods ending after June 30, 2014.  As soon as practicable after the end of each month, Siuslaw will deliver to Banner in electronic form (i) the monthly deposit and loan trial balances of Siuslaw Bank, (ii) the monthly analysis of Siuslaw Bank's investment portfolio, (iii) monthly balance sheet and income statement of Siuslaw and its Subsidiaries, and (iv) an update of all of the information set forth in Section 3.25(a) of the Siuslaw Disclosure Schedule for the then current period.

(d)         During the period from the date hereof to the Effective Time, Siuslaw shall provide Banner with Board packages and notices of meetings of the board of directors of each of Siuslaw and Siuslaw Bank simultaneously with the submission of such materials to board members provided however, that the board packages and notices provided to Banner may exclude (i) any materials relating to the transactions contemplated by this Agreement or an Acquisition Proposal (as defined in Section 6.7(e)), (ii) any materials if the disclosure of such materials to Banner would or could reasonably be expected to result in a violation of applicable law, regulation or orders, decrees or determinations of a Government Entity, or (iii) any materials that are otherwise reasonably deemed by such board of directors to be confidential.

(e)         All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Non-Disclosure and Confidentiality Agreement entered into between the Parties dated April 22, 2014 that was signed and countersigned on April 24, 2014 and May 3, 2014, respectively (the “Confidentiality Agreement”).

(f)         No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

6.3           Shareholder Meeting. Siuslaw shall, and shall cause its Board of Directors to, (i) take all action in accordance with applicable federal securities laws, the laws of the State of Oregon, the Siuslaw Charter and the Siuslaw Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the “Siuslaw Shareholder Meeting”) for the purpose of seeking the Siuslaw Shareholder Approval within five (5) business days following the date the Form S-4 is declared effective under the Securities Act and (B) schedule the Siuslaw Shareholder Meeting to take place on a date that is within forty (40) days after the notice date; (ii) subject to Section 6.7, use its commercially reasonable efforts to (x) cause the Siuslaw Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Siuslaw Shareholder Approval; and (iii) subject to Section 6.7, include in the Proxy Statement the recommendation that the Siuslaw shareholders approve this Agreement and the Merger (the “Siuslaw Board Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, Siuslaw shall not be required to hold the Siuslaw Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the Siuslaw Shareholder Meeting.

6.4           Reservation of Banner Common Stock; Nasdaq Listing.

(a)         Banner agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of Banner Common Stock to fulfill its obligations under this Agreement.

(b)         Banner shall use its commercially reasonable efforts to cause the shares of Banner Common Stock to be issued in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.5           Employee Matters.

(a)         Following the Effective Time, Banner shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees (i.e., employees who are employed on average at least 30 hours of service per week pursuant to 26 U.S. Code §4980H) of Siuslaw and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable (and equivalent) to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of Banner or its Subsidiaries (other than Siuslaw and its Subsidiaries), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Banner or its Subsidiaries; and (ii) except with respect to participation in a Banner Qualified Plan which might commence on a specified entry date, until such time as Banner shall cause Covered Employees to participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of Banner or its Subsidiaries (other than Siuslaw and its Subsidiaries), a Covered Employee's continued participation in employee benefit plans and compensation opportunities of Siuslaw and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Banner Benefit Plans may commence at different times with respect to each Banner Benefit Plan).

(b)         To the extent that a Covered Employee becomes eligible to participate in a Banner Benefit Plan, Banner shall cause such Banner Benefit Plan to (i) recognize full-time years of prior service from the date of most recent hire of such Covered Employee with Siuslaw or its Subsidiaries for purposes of eligibility, participation, vesting and, except under any plan that determines benefits on an actuarial basis, for benefit accrual, but only to the extent that such service was recognized immediately prior to the Effective Time under a comparable Siuslaw Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; and (ii) with respect to any Banner Benefit Plan that is a health, dental, vision plan or other welfare plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Banner or its applicable Subsidiary shall use its commercially reasonable efforts to cause any pre-existing condition limitations or eligibility waiting periods under such Banner or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Siuslaw Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time.

(c)         Prior to the Effective Time, and except as provided in Sections 6.5(d) and (e), Siuslaw shall take, and shall cause its Subsidiaries to take, all actions requested by Banner that may be necessary or appropriate to (i) cause one or more Siuslaw Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Siuslaw Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Siuslaw Benefit Plan for such period as may be requested by Banner, or (iv) facilitate the merger of any Siuslaw Benefit Plan into any employee benefit plan maintained by Banner or a Banner Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to Banner's reasonable prior review and approval, which shall not be unreasonably withheld.

(d)         At the Effective Time or the effective time of the Bank Merger, Banner shall, or it shall cause Banner Bank to, assume and honor all salary continuation agreements, deferred compensation agreements and split-dollar agreements set forth under the heading “Non-Qualified Benefit Plans in Section 3.11(a) of the Siuslaw Disclosure Schedule and attached to Section 6.5(d) of the Siuslaw Disclosure Schedule. Notwithstanding Section 6.5(f), Banner shall not, and it shall not permit Banner Bank to, amend or terminate any of such salary continuation agreements or deferred compensation agreements in a manner that would alter or change the installment payout schedule thereof, except as required by law or in connection with termination of the non-qualified deferred compensation plans and agreements of Banner and Banner Bank. The provisions of this Section 6.5(d) shall survive the Effective Time, are intended for the benefit of and are enforceable by the individual parties to the above mentioned agreements, and shall be binding on all successors or assigns of Banner or Banner Bank, as applicable. In the event Banner or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons or entities, then, and in each such case, proper provision shall be made so that the successors and assigns of Banner assume the obligations set forth in this Section 6.5(d).

(e)         The Board of Directors of Siuslaw Bank has adopted a general severance plan for its full time employees (i.e., employees who are employed on average at least 30 hours of service per week pursuant to 26 U.S. Code §4980H), who are not executive officers and not otherwise entitled to contractual or other severance or change in control benefits, that provides for a severance benefit to each such employee in the amount of two (2) weeks base pay for each full year of full time employment with Siuslaw Bank from his or her most recent hire date with a maximum severance benefit of twenty six (26) weeks base pay, if and only if (i) such employee’s employment is involuntarily terminated by the employer without cause at the time of or within one (1) year following a change in control and (ii) such employee executes a release of all employment claims, which release shall be in a form that complies with Section 409A of the Code and is reasonably acceptable to the employer (the “Siuslaw Bank General Severance Plan”).  At the Effective Time or at the effective time of the Bank Merger, Banner shall, or shall cause Banner Bank to, assume and honor the Siuslaw Bank General Severance Plan.  Section 6.5(e) of the Siuslaw Disclosure Schedule sets forth the name of each individual entitled to contractual or other severance or change in control benefits from Siuslaw or any of its Subsidiaries (or their respective successors in interests) together with the dollar amount and payment terms of each monetary benefit and a detailed description of any non-monetary benefits.

 (f)           Except as provided in Section 6.5(d), nothing in this Section 6.5 shall be construed to limit the right of Banner or any of its Subsidiaries (including, following the Closing Date, any Siuslaw Subsidiary) to amend or terminate any Siuslaw Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require Banner or any of its Subsidiaries (including, following the Closing Date, any Siuslaw Subsidiary) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date.

6.6           Officers' and Directors' Insurance; Indemnification.

(a)         For four (4) years from and after the Effective Time, Banner shall maintain officers' and directors' liability insurance covering the persons who are presently covered by Siuslaw's current officers' and directors' liability insurance policy with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time, on terms which are at least substantially equivalent to the terms of said current policy, provided that it shall not be required to expend during the coverage period more than an amount equal to 200% of the annual premium most recently paid by Siuslaw (the “Insurance Amount”) to maintain or procure insurance coverage pursuant hereto, and further provided that if Banner is unable to maintain or obtain the insurance called for by this Section 6.6(a), Banner shall use commercially reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount. At Siuslaw’s option, Siuslaw may, in lieu of the foregoing, (or, if requested by Banner, Siuslaw shall) purchase prior to the Effective Time, a prepaid "tail" policy providing single limit equivalent coverage to that described in the preceding sentence for a premium cost not to exceed the Insurance Amount.  The officers and directors of Siuslaw or its Subsidiaries may be required to make application and provide customary representations and warranties to Banner's insurance carrier for the purpose of obtaining such insurance.

(b)         For four (4) years from and after the Effective Time, Banner shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of Siuslaw (each, a “Siuslaw Indemnified Party”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Banner, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which a Siuslaw Indemnified Party is, or is threatened to be made, a party or witness arising out of the fact that such person is or was a director or officer of Siuslaw if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the Siuslaw Charter or Siuslaw Bylaws but limited to the extent permitted by applicable law including 12 USC 1828(k) and the regulations thereunder and Regulatory Agencies.

(c)         In connection with the indemnification provided pursuant to Section 6.6(b), Banner (i) will advance expenses, promptly after statements therefor are received, to each such Siuslaw Indemnified Party to the fullest extent permitted by law and Governmental Entities (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such Siuslaw Indemnified Party or multiple Siuslaw Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to Banner and (ii) will cooperate in the defense of any such matter.

(d)         This Section 6.6 shall survive the Effective Time, is intended to benefit each Siuslaw Indemnified Party (each of whom shall be entitled to enforce this Section against Banner), and shall be binding on all successors and assigns of Banner.

(e)         In the event Banner or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons or entities, then, and in each such case, proper provision shall be made so that the successors and assigns of Banner assume the obligations set forth in this Section 6.6.

6.7           No Solicitation.

(a)         Siuslaw agrees that, except as expressly permitted by Section 6.7(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and its Subsidiaries’ officers, directors, and employees (the “Siuslaw Individuals”) not to, and will use its commercially reasonable efforts to cause Siuslaw and its Subsidiaries’ agents, advisors and controlled affiliates, accountants, legal counsel, and financial advisors (the “Siuslaw Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and/or its Subsidiaries business, properties or assets (“Siuslaw Confidential Information”) to, or have any discussions with, any person or entity relating to, any Acquisition Proposal. Siuslaw will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons or entities other than Banner with respect to any Acquisition Proposal and will use its commercially reasonable efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.

(b)         Notwithstanding anything to the contrary in Section 6.7(a), at any time from the date of this Agreement and prior to obtaining the Siuslaw Shareholder Approval, in the event Siuslaw receives an unsolicited Acquisition Proposal and the Board of Directors of Siuslaw determines in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, Siuslaw may, and may permit its Subsidiaries and the Siuslaw Individuals and the Siuslaw Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Siuslaw than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), (ii) furnish or cause to be furnished Siuslaw Confidential Information to the person or entity making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement,  and (iii) negotiate and participate in such negotiations or discussions with the person or entity making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of Siuslaw determines in good faith (following consultation with counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law.

(c)         The Board of Directors of Siuslaw shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to Banner, the Siuslaw Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Banner the Siuslaw Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding the foregoing, the Board of Directors of Siuslaw (including any committee thereof) may, at any time prior to obtaining the Siuslaw Shareholder Approval, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Board of Directors of Siuslaw determines in good faith (after consultation with counsel) constitutes a Superior Proposal; provided, however, that the Board of Directors of Siuslaw may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given Banner at least four (4) business days, following Banner’s initial receipt of written notice that the Board of Directors of Siuslaw has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by Banner, the Board of Directors of Siuslaw determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.

(d)         Siuslaw will promptly (and in any event within two (2) business days) advise Banner in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person or entity making such Acquisition Proposal), and will keep Banner apprised of any related developments, discussions and negotiations (including the terms and conditions, whether written or oral, of the Acquisition Proposal) on a current basis.

(e)         As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal”  means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Siuslaw or Siuslaw Bank or any proposal or offer to acquire in any manner more than 24.99% of the voting power in, or more than 24.99% of the fair market value of the business, assets or deposits of, Siuslaw or Siuslaw Bank, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a written Acquisition Proposal that the Board of Directors of Siuslaw concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (i) after receiving the advice of its financial advisors (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “more than 24.99%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.

6.8           Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein. Each of Siuslaw and Banner shall promptly inform the other in writing upon receiving notice of any claim, demand, cause of action or investigation by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.9           Correction of Information. Each of Siuslaw and Banner shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Effect qualification, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party receiving such notice.

6.10           System Integration. From and after the date hereof, Siuslaw shall cause Siuslaw Bank and its directors, officers and employees to, and shall make all commercially reasonable efforts (without undue disruption to either business) to cause Siuslaw Bank's data processing consultants and software providers to, cooperate and assist Siuslaw Bank and Banner Bank in connection with the planned electronic and systematic conversion of all applicable data of Siuslaw Bank to the Banner Bank system to occur after the Effective Time, including the training of Siuslaw Bank employees, without undue disruption to Siuslaw Bank's business, during normal business hours and at the expense of Banner or Banner Bank (not to include Siuslaw Bank's employee payroll).

6.11           Coordination; Integration. Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Siuslaw shall cause the Chief Executive Officer and Chief Financial Officer of Siuslaw Bank to assist and confer with the officers of Banner Bank, on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of Banner Bank, as the Surviving Bank in the Bank Merger.

6.12           Trust Preferred Securities. Upon the Effective Time, Banner shall assume the due and punctual performance and observance of the covenants to be performed by Siuslaw under the Junior Subordinated Indenture, dated as of May 7, 2004, between Siuslaw and U.S. National Bank, as Trustee relating to $8 million in trust capital securities issued by Siuslaw Statutory Trust I (the “Trust Preferred Securities”), and the due and punctual payment of the principal of and premium, if any, and interest on the Trust Preferred Securities.  In connection therewith, Banner and Siuslaw shall execute and deliver any supplemental indentures or other documents, and the Parties shall provide any opinion of counsel to the trustee thereof, required to make such assumption effective.

6.13           Delivery of Agreements.  Siuslaw shall cause the Voting Agreements and Non-Solicitation Agreements to be executed by its directors and executive officers and delivered to Banner prior to or simultaneously with the execution of this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

7.1           Conditions to Each Party's Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Siuslaw and Banner, at or prior to the Closing Date of the following conditions:

(a)         Shareholder Approval. The Siuslaw Shareholder Approval shall have been obtained.

(b)         Nasdaq Listing. Banner shall have filed with Nasdaq a notification form for the listing of all shares of Banner Common Stock to be delivered as Merger Consideration, and Nasdaq shall not have objected to the listing of such shares of Banner Common Stock.

(c)         Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)         No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or the Bank Merger shall be in effect.

7.2           Conditions to Obligations of Banner. The obligation of Banner to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by Banner, at or prior to the Closing Date, of the following conditions:

(a)         Representations and Warranties. The representations and warranties of Siuslaw set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that

(A)
the representations and warranties in Sections 3.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), 3.7 (Broker’s Fees), 3.8 (Absence of Certain Changes or Events), 3.23 (Opinion of Financial Advisor), and 3.24 (Siuslaw Information) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time;

(B)
the representations and warranties in Section 3.3 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and

(C)
no other representation or warranty of Siuslaw shall be deemed untrue or incorrect as of the Effective Time as a consequence of events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Siuslaw or any of its Subsidiaries, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Siuslaw has had or would reasonably be expected to result in a Material Adverse Effect on Siuslaw;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Banner shall have received a certificate signed on behalf of Siuslaw by the Chief Executive Officer or the Chief Financial Officer of Siuslaw to the foregoing effect.

(b)         Performance of Obligations of Siuslaw. Siuslaw shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Banner shall have received a certificate signed on behalf of Siuslaw by the Chief Executive Officer or the Chief Financial Officer of Siuslaw to such effect.

(c)         Third Party Consents.  Siuslaw shall have obtained the written consent (without payment of any fee, penalty or compensation therefor) from each person or entity who is a counterparty to or beneficiary of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation set forth in Section 3.3(b) of the Siuslaw Disclosure Schedule (or which was required to be set forth in Section 3.3(b) of the Siuslaw Disclosure Schedule).

(d)         Regulatory Approvals. All regulatory authorizations, consents, orders or approvals from Regulatory Agencies and other Governmental Entities required to consummate the Merger and the Bank Merger shall have been obtained without the imposition of any condition or requirement, which individually or in the aggregate, is deemed unduly burdensome by Banner including any condition that would increase the minimum regulatory capital requirements of Banner or Banner Bank (an “Unduly Burdensome Condition”) and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

(e)         Dissenting Shares.  Dissenting Shares shall be less than ten percent (10%) of the issued and outstanding Siuslaw Common Stock.

(f)         Opinion of Tax Counsel.  Banner shall have received an opinion from Silver, Freedman, Taff & Tiernan, L.L.P., special counsel to Banner, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering its opinion, Silver, Freedman, Taff & Tiernan, L.L.P. may require and rely upon representations contained in letters from each of Banner and Siuslaw.

7.3           Conditions to Obligations of Siuslaw. The obligation of Siuslaw to effect the Merger is also subject to the satisfaction or waiver by Siuslaw at or prior to the Effective Time of the following conditions:

(a)         Representations and Warranties. The representations and warranties of Banner set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that

(A)
the representations and warranties in Sections 4.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), 4.8 (Absence of Certain Changes or Events) and 4.22 (Banner Information) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time;

(B)
the representations and warranties in Section 4.3 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and

(C)
no other representation or warranty of Banner shall be deemed untrue or incorrect as of the Effective Time as a consequence of events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Banner or any of its Subsidiaries, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Banner has had or would reasonably be expected to result in a Material Adverse Effect on Banner;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Siuslaw shall have received a certificate signed on behalf of Banner by the Chief Executive Officer or the Chief Financial Officer of Banner to the foregoing effect.

(b)         Performance of Obligations of Banner. Banner shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Siuslaw shall have received a certificate signed on behalf of Banner by the Chief Executive Officer or the Chief Financial Officer of Banner to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1           Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Siuslaw Shareholder Approval, by action of the Board of Directors of a party, as follows:

(a)         by the written mutual agreement of Siuslaw and Banner;

(b)         by either Siuslaw or Banner, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform any covenant or agreement in this Agreement required to be performed prior to the Effective Time;

(c)         by either Siuslaw or Banner, if the Merger shall not have been consummated on or before March 31, 2015, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d)         by either Siuslaw or Banner (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Siuslaw, in the case of a termination by Banner, or Banner, in the case of a termination by Siuslaw, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within twenty (20) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e)         by Banner if (i) the Board of Directors of Siuslaw (or any committee thereof) shall have failed to make the Siuslaw Board Recommendation or made a Change in Recommendation or (ii) Siuslaw shall have materially breached any of the provisions set forth in Section 6.7;

(f)         by Siuslaw prior to obtaining the Siuslaw Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.7; provided, however, that Siuslaw has (i) not materially breached the provisions of Section 6.7, and (ii) complied with its payment obligation under Section 8.4(a); or

(g)         by either Siuslaw or Banner, if the provisions of Section 8.1(e) are not applicable and the shareholders of Siuslaw fail to provide the Siuslaw Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2           Effect of Termination. In the event of termination of this Agreement by either Siuslaw or Banner as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Siuslaw, Banner, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

8.3           Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by Siuslaw, and all filing and other fees in connection with any filing with the SEC, which shall be borne by Banner, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

8.4           Termination Fee.

(a)         If this Agreement is terminated pursuant to Section 8.1(e) or (f), then (i) in the case of termination under Section 8.1(e), Siuslaw shall immediately following such termination pay Banner an amount equal to two million three hundred thousand dollars ($2,300,000) (the “Termination Fee”), and (ii) in the case of termination under Section 8.1(f), Siuslaw shall, simultaneously with such termination and as a condition thereof, pay Banner the Termination Fee, in each case in same-day funds.

(b)         If this Agreement is terminated by either party under Section 8.1(g), and prior thereto there has been publicly announced an Acquisition Proposal, then if within one year of such termination Siuslaw or Siuslaw Bank either (A) enters into a definitive agreement with respect to an Acquisition Proposal or (B) consummates an Acquisition Proposal, Siuslaw shall immediately pay Banner the Termination Fee set forth in Section 8.4(a) in same day funds. For purposes of clauses (A) and (B) above, the reference to 24.99% in the definition of Acquisition Proposal shall be “a majority”.

 (c)         The payment of the Termination Fee shall fully discharge Siuslaw from any and all liability under this Agreement and related to the transactions contemplated herein, and Banner shall not be entitled to any other relief or remedy against Siuslaw. If the Termination Fee is not payable, Banner may pursue any and all remedies available to it against Siuslaw on account of a willful and material breach by Siuslaw of any of the provisions of this Agreement. Moreover, if the Termination Fee is payable pursuant to Section 8.1(e)(ii), Banner shall have the right to pursue any and all remedies available to it against Siuslaw on account of the willful and material breach by Siuslaw of Section 6.7 in lieu of accepting the Termination Fee under Section 8.4(a), Siuslaw may pursue any and all remedies available to it against Banner on account of a willful and material breach by Banner of any of the provisions of this Agreement.

8.5           Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after Siuslaw Shareholder Approval; provided, however, that after Siuslaw Shareholder Approval, there may not be, without further Siuslaw Shareholder Approval, any amendment of this Agreement that (i) alters in any manner the amount or form of the Merger Consideration to be received by Siuslaw shareholders; (ii) alters the tax treatment of the Merger or the tax consequences to Siuslaw shareholders or any party to this Agreement; or (iii) requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.6           Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1           Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place on a date no later than the last day of the month (but no earlier than five business days) after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”).

9.2           Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3           Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to Banner, to:

Banner Corporation
10 South First Avenue
Walla Walla, Washington 99362
Attention:  Mark J. Grescovich, Chief Executive Officer
Facsimile: (509) 526-8891

with a copy to:

Breyer & Associates, PC
8180 Greensboro Drive, Suite 785
McLean, Virginia 22102
Attention:  John F. Breyer, Jr.
Facsimile: (703) 883-2511

(b)           if to Siuslaw, to:

Siuslaw Financial Group, Inc.
260 Country Club Road, Suite 100
Eugene, Oregon 97401
Attention:  Johan Mehlum
Facsimile: (541) 683-5663

with a copy to:

Lane Powell PC
601 SW Second Avenue, Suite 2100
Portland, Oregon 97204-3158
Attention: Gordon E. Crim
Facsimile: (503) 778-2200

9.4           Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5           Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6           Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7           Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Washington applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction.  The Parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Washington.  Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.8           Publicity. Neither Siuslaw nor Banner shall, and neither Siuslaw nor Banner shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Banner, in the case of a proposed announcement or statement by Siuslaw, or Siuslaw, in the case of a proposed announcement or statement by Banner; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.

9.9           Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.5(d) (which is intended to benefit the individual parties to the agreements referred to therein) and Section 6.6 (which is intended to benefit each Siuslaw Indemnified Party), or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement.

9.10           Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

Banner and Siuslaw have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BANNER CORPORATION

By:         /s/Mark   J. Grescovich
                          Name:         Mark J. Grescovich
                          Title:           President and Chief Executive Officer

SIUSLAW FINANCIAL GROUP, INC.

By:       /s/Johan Mehlum
                         Name:         Johan Mehlum
                         Title:           Chairman and Chief Executive Officer